EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Halliburton Company:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein. Our report dated February 11, 2020 on the consolidated financial statements refers to a change in accounting for leases.
/s/ KPMG LLP
KPMG LLP

Houston, Texas
July 24, 2020